Exhibit 99.1

For media: Jayme Rubenstein +1 858.836.6798 news@resmed.com	For investors: Amy Wakeham +1 858.836.5000 investorrelations@resmed.com

ResMed Completes Acquisition of MatrixCare

-	Establishes ResMed as a leader in out-of-hospital software-as-a-service offerings

-	Expands ResMed’s SaaS offerings into additional care settings, including skilled nursing and senior living

-	Purchase price $750 million, accretive to non-GAAP gross margin and non-GAAP diluted earnings per share

SAN DIEGO – November 14, 2018 – ResMed (NYSE: RMD, ASX: RMD), a leader in cloud-connected medical devices and out-of-hospital software-as-a-service (SaaS) business solutions, today announced it has completed its $750 million acquisition of Minnesota-based MatrixCare, a leader in software solutions for more than 15,000 providers across skilled nursing, life plan communities, senior living and private duty.

These care settings are complementary to ResMed’s other SaaS offerings in home medical equipment, home health and hospice, delivered through Brightree and HEALTHCAREfirst, acquired by ResMed in April 2016 and July 2018, respectively. ResMed will drive an integrated ecosystem of solutions across these platforms to maintain single-patient records across multiple care settings, generate analytics and insights that can be applied to individuals and whole populations, and streamline processes across the care continuum.

“We’re all excited to have quickly closed this important deal and can officially welcome MatrixCare to the ResMed family,” said ResMed CEO Mick Farrell. “ResMed is the world’s top tech-driven medical device company, and we are well on our way to being the top provider of out-of-hospital software. It all fits into our mission of changing millions of people’s lives, whether it’s by treating and preventing the advance of chronic disease or helping someone easily navigate out-of-hospital healthcare settings so they and their loved ones can live their best life.”

MatrixCare will continue to operate as a standalone business within ResMed’s SaaS portfolio, with targeted commercial, technical and operating links to ResMed and Brightree. There will be no immediate changes to management, locations or business processes. MatrixCare CEO John Damgaard continues in his current role, reporting to ResMed SaaS President Raj Sodhi.

The final $750 million purchase price is subject to certain adjustments as set forth in the Merger Agreement.

About ResMed

ResMed (NYSE: RMD, ASX: RMD), a world-leading connected health company with more than 6 million cloud-connected devices for daily remote patient monitoring, changes lives with every breath. Its award-winning devices and software solutions help treat and manage sleep apnea, chronic obstructive pulmonary disease and other respiratory conditions. Its 6,000-member team strives to improve patients’ quality of life, reduce the impact of chronic disease and save healthcare costs in more than 120 countries. ResMed.com

About MatrixCare

Current and multi-time winner of the prestigious Best in KLAS for Long-Term Care Software award, MatrixCare is the complete solution for growing organizations that need to successfully manage risk in care delivery across the long-term post-acute care (LTPAC) spectrum. Trusted by more than 13,000 facility-based care settings and more than 2,500 home care, home health and hospice organizations, MatrixCare’s solutions help Accountable

Care Organizations, skilled nursing and senior living providers, life plan communities, and home health organizations to connect, collaborate and prosper as we migrate to a fee-for-value healthcare system. In addition to electronic health record components purpose-built for any LTPAC care-setting, MatrixCare also includes solutions to systematically increase clinical quality: Enterprise Analytics, robust Clinical Decision Support and the industry’s first Care Coordination platform to create a true, person-centric, e-longitudinal health record and enable LTPAC providers to efficiently manage the populations under their care. Visit www.matrixcare.com and www.carecommunity.com for more information.

Forward-looking statements

Statements contained in this news release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties that could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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